EXHIBIT 1

Transactions in the Common Shares of the Issuer by FdSM
From: July 7, 2008
To: September 5, 2008

FdSM

Transaction	Date	Price (in $)	Number of Shares
Purchase	August 13, 2008	1.4000	25,103
Purchase	August 14, 2008	1.4000	8,839
Purchase	August 15, 2008	1.4000	800
Purchase	August 18, 2008	1.4481	2,200
Purchase	August 19, 2008	1.5287	27,734
Purchase	August 21, 2008	1.5410	55,624
Purchase	August 22, 2008	1.5613	186,237
Purchase	August 27, 2008	1.5500	40,600
Purchase	September 2, 2008	1.7000	10,978
Purchase	September 3, 2008	1.7874	151,729
Purchase	September 4, 2008	1.8957	87,504
Purchase	September 5, 2008	1.8999	100,241